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                                                                   Exhibit 99.2

NEWS RELEASE                                          [Logo of SPX Corporation]

Contact:  Charles A. Bowman
          704-752-4400
          E-mail:  investor@spx.com

                         SPX AUTHORIZES NEW $250 MILLION

                            SHARE REPURCHASE PROGRAM

     CHARLOTTE, NC - August 28, 2002 - SPX Corporation (NYSE:SPW) today announced that its Board of Directors has authorized a new share repurchase program for up to $250 million. The new repurchase program was initiated in conjunction with a new financing agreement led by JP Morgan Securities Inc. The new financing agreement provides the company with improved financial flexibility for acquisitions, growth investments, and share repurchases. The exact timing and amount of share repurchases will be subject to market conditions and other factors.

     On February 10, 2000, the company's Board of Directors authorized an increased share repurchase program of up to $250 million. The company repurchased $213.1 million of its outstanding stock pursuant to that prior authorization.

     SPX Corporation is a global provider of technical products and systems, industrial products and services, flow technology and service solutions. The Internet address for SPX Corporation's home page is www.spx.com.

     Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please refer to the company's public filings for discussion of certain important factors that relate to forward-looking statements contained in this press release. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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